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Exhibit 23


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 No. 333-55154 pertaining to the ATS Medical, Inc. 2000 Stock Incentive Plan, Form S-8 No. 333-49985 pertaining to the 1998 Employee Stock Purchase Plan, Form S-8 No. 33-44940 and 333-49985 pertaining to the 1987 Stock Option and Stock Award Plan of ATS Medical, Inc. (formerly Helix Biocore, Inc.), Form S-3 No. 333-108150 pertaining to the registration of 4,400,000 shares of ATS Medical, Inc., Form S-3 No. 333-43360 pertaining to the registration of 2,727,273 shares of ATS Medical, Inc. common stock, Form S-3 No. 333-39288 pertaining to the registration of 1,100,000 shares of ATS Medical, Inc. common stock, Form S-3 No. 113-117331 pertaining to the registration of 3,687,183 shares of ATS Medical, Inc. common stock, Form S-3 No. 333-129521 pertaining to the registration of $22,400,000 6% Convertible Senior Notes due 2025, warrants to purchase 1,344,000 shares of its common stock and 7,011,200 shares of its common stock issuable upon conversion of the Notes and cash exercise of the warrants, Form S-8 No. 333-125795 pertaining to registration of 2,113,000 shares of ATS Medical, Inc. common stock and Form S-8 No. 333-117332 pertaining to the registration of 1,516,000 options of our reports dated March 6, 2006, with respect to the consolidated financial statements and schedules of ATS Medical, Inc., ATS Medical Inc. management's assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of ATS Medical Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.


                              /s/ Ernst & Young LLP


Minneapolis, Minnesota
March 7, 2006